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                                                                       Exhibit 6
                         ACTUARIAL OPINION AND CONSENT

                                       OF

                         MICHAEL J. LEBOEUF, FSA, MAAA
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                                   March 20, 1996



Chubb Colonial Life Insurance Company
Post Office Box 515
Concord, New Hampshire 03301

Gentlemen:

This opinion is furnished in connection with the filing of the registration statement of Chubb Colonial Life Insurance Company ("Colonial") on Form S-6, ("Registration Statement") of interests in Colonial Separate Account B ("Separate Account B") under its variable life insurance policies (the "Policies"). This opinion covers both the individual flexible premium variable life insurance policy, and the survivorship flexible premium variable life insurance policy ("Colonial Ensemble II").

I am familiar with the terms of the Policies and the Registration Statement and the Exhibits thereto. In my opinion:

    1. The illustrations of death benefits, accumulation value, and cash value for the Policies in Appendix A of the prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies.

         The Policies have not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear disproportionately more favorable to prospective purchasers of Policies for the age(s), gender(s), smoking status(es), and underwriting class(es) illustrated in Appendix A than to prospective purchasers of Policies for other age(s), gender(s), smoking status(es), and underwriting class(es). The particular illustrations shown were not selected for the purpose of making this relationship appear more favorable. Generally, the rates for non-smokers are lower than for smokers and the rates for females are lower than for males.

2. The illustrations of death benefits, accumulation value and cash value for the Policies, set forth in Appendix A of the prospectus, based on the net return of the five divisions of Separate Account B and the assumptions stated within the examples, are consistent with the provisions of the Policies.

         The illustrations in Appendix A. have not been designed so as to make the relationships between premiums and benefits appear disproportionately more favorable to prospective purchasers of Policies for age(s), gender(s), smoking status(es), and underwriting class(es) illustrated in appendix A than to prospective purchasers of Policies for other age(s), gender(s), smoking status(es), and underwriting class(es). Generally, the rates for non-smokers are lower than for smokers and the rates for females are lower than for males.

 3. The illustrations set forth in Appendix A of the prospectus contain both the current and guaranteed rates of cost of insurance charges to be used for those Policies.

          These rates have not been designed so as to make the relationships between current and guaranteed rates appear disproportionately more favorable to prospective purchasers of Policies for the age(s), gender(s), smoking status(es), and underwriting class(es) illustrated in Appendix A than to prospective purchasers of Policies for other age(s), gender(s), smoking status(es), and underwriting class(es). The particular illustrations shown were not selected for the purpose of making this relationship appear more favorable. Generally, the rates for non-smokers are lower than for smokers and the rates for females are lower than for males.

I hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectus.
                                          Sincerely,

                                          /s/ Michael J. LeBoeuf

                                          Michael J. LeBoeuf, FA, MALA
                                          Assistant Vice President
                                          and Product Actuary